Exhibit 10.1

RESCISSION AND RELINQUISHMENT AGREEMENT

This Rescission and Relinquishment Agreement (this “Agreement’) is entered into as of this 15th day of November, 2022 between Legacy Housing Corporation, a Texas corporation (“Legacy”) and Curtis D. Hodgson (the “Employee,” and together with the Company, the “Parties”), with reference to the following:

WHEREAS, the Parties entered into an employment agreement dated January 5, 2022 (“Employment Agreement”);

WHEREAS, Paragraph 3(d) of the Employment Agreement provides the following (“Equity Awards”):

a.If, during the Employment Period, the Company’s stock price reaches and remains for a period of fifteen consecutive market days at a closing price of $36 per share, the Company shall immediately grant to Employee a restricted stock award of 175,000 shares. Fifty percent of the shares shall be vested at grant and fifty percent shall vest on the Anticipated Termination Date, so long as Employee is employed on that date. These shares shall otherwise be subject to the terms of an award agreement and the Incentive Plan.

b.If, during the Employment Period, the Company’s stock price reaches and remains for a period of fifteen consecutive market days at a closing price of $48 per share, the Company shall immediately grant to Employee a restricted stock award of 175,000 shares. Fifty percent of the shares shall be vested at grant and fifty percent shall vest on the Anticipated Termination Date, so long as Employee is employed on that date. These shares shall otherwise be subject to the terms of an award agreement and the Incentive Plan.

WHEREAS, the Employee desires to rescind and relinquish the Equity Awards and the Company desires to accept such rescission and relinquishment, without any payment therefor.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agrees as follows:  Employee rescinds and relinquishes the Equity Awards.  The Company accepts such rescission and relinquishment without any payment therefor.  The effective date of the rescission and relinquishment is October 1, 2022. All other terms and conditions in the Employment Agreement are unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Rescission and Relinquishment Agreement as of the date first set forth above.

LEGACY HOUSING CORPORATION	CURTIS D. HODGSON

/s/ Joseph P. Lane	/s/ Curtis D. Hodgson

Name: Joseph P. Lane	Curtis D. Hodgson
Its: Chairman of the Compensation Committee